Exhibit 99.1

Jeff Harris Joins Next Fuel as New President and CTO

Posted on March 2, 2015

SHERIDAN, WY, March 2, 2015 — Next Fuel, Inc. (OTCQB: NXFI) (the “Company”), a technology provider and service company that offers services to the oil and gas industry as well as INTEGRATM high performance disk filtration technology for the oil & gas, power generation, chemical, agricultural, food and various other industries announced today that Mr. Jeff Harris has joined the Company as President and Chief Technology Officer (CTO). Mr. Harris is a registered professional engineer in California who invented Next Fuel’s patented INTEGRA Disc Filtration System. His 35-year professional career spans multiple aspects of the energy and industrial water treatment industries.

Prior to Jeff joining the company he was with Aflupeur Technologies, an industrial waste water consulting engineering company focusing on the waste waters from energy and natural resource development. Aflupeur functions as an IP holding company for multiple granted and pending patents related to mechanical and membrane based industrial waste water treatment and low temperature evaporative zero liquid discharge. As a primary consultant to Hydration Technologies Innovations, Mr. Harris, through Aflupeur Technologies, held the position of Senior Process Development Engineer for Energy and Natural Resources. Prior to this service, Mr. Harris was with INTEVRAS Technologies, an IP holding company founded by Mr. Harris and sold to Layne Christensen Corporation in 2010. INTEVRAS wholly owned INTEGRA Process LLC and EVRAS LLC; these two subsidiaries owning and employing the technologies developed by Mr. Harris. As CTO of these companies he focused on the development of his multiple proprietary and patented technologies. Of particular focus is INTEGRA Process the patented, Advanced INTEGRA Disc Filtration Process and related technologies now owned and provided by Next-Fuel, Inc. As CTO of EVRAS, Mr. Harris developed, patented and employed his low temperature evaporative and heat transfer technologies. The focus of EVRAS is industries wherein low temperature waste heat is employed for reduction, zero liquid discharge, or reuse of industrial waste waters. The industrial focus of EVRAS is power generation and petrochemical facilities, landfill leachate reduction/elimination, petroleum and coal gas production water reduction/ elimination and aqueous glycol remediation facilities, especially inclusive of airport deicing fluid reconstitution.

Mr. Harris’ power generation experience includes co-founding Wellhead Electric Company (WHE), of Sacramento California. WHE is a cogeneration company initially developed to employ unmarketable natural gas (low BTU) for electric power production with sales to the grid. Initially, WHE was FERC classified as a waste fuel consumer. It moved into a Cogeneration company with Mr. Harris’ development of a wastewater evaporation technology wherein WHE became both a low BTU gas developer and a cogenerator processing oil and gas waste water for a fee by exploiting power plant waste heat. Mr. Harris continued his work in electric generation with WHE moving into engineering design for third party operators. Four plants were designed by Mr. Harris, based on the WHE technology. These plants (all in California) were located in Salinas, Atwater, Altamont and Oroville. Mr. Harris moved from WHE into consulting and assisted with the design and startup of an 800MW Combined Cycle Power plant in Granbury, Texas.

Prior to development of WHE, Mr. Harris worked in the petroleum engineering fields with focus on reservoir engineering and enhanced oil recovery. He was employed by Amoco Production Company, Petro-Lewis Corporation and Hamilton Oil Corporation. His work in these fields brought him to identify the availability of large volumes of, poor quality, unmarketable natural gas which catalyzed his work with WHE.

Mr. Harris joins Next-Fuel bringing with him his experience and technical background as well as his innovative, developing technologies to add to Next-Fuels growing technological assets and service capabilities.

“I am extremely pleased to have Jeff join our team here at Next Fuel. His experience and industry contacts truly help kick-start our entry into the immense water filtration industry with our Integra Disc Filtration System”, stated Robert Craig, Chairman and CEO of Next Fuel, Inc. “As its designer and inventor, Jeff’s intimate knowledge of our INTEGRA system is invaluable at this growth stage of our Company”, concluded Mr. Craig.

About Next Fuel, Inc.

Next Fuel, Inc. is a technology provider and service company that offers services to the oil and gas, agricultural, food and various other industries. The Company is focusing its efforts on water treatment technologies that offer solutions for low cost, high volume commercial remediation. The Company continues to develop its Low Energy-input Pervaporation Technology for providing the oil and gas industry with a new cost-effective method for treating waste water that contains the most environmentally challenging, high salt, and total dissolved solids used or produced in U. S. oil and gas operations. In collaboration with leading research institutes, the Company intends to identify, develop or acquire a portfolio of growth opportunities with compelling market potential that are consistent with clean energy and environmental stewardship. Current projects for longer term commercialization include processes for carbon dioxide conversion and carbon loop closure, and biological fuel cells.

Forward-Looking Statements

This announcement contains forward-looking statements, including statements regarding the timing of future acquisitions and future products and services to be offered by the Company, all of which involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include: the results of due diligence investigations, negotiations between the Company and operators who may utilize the technology, and other factors discussed in the Company’s filings with the Securities and Exchange Commission. All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.

For additional information, please contact:

Rob Kindle
Next Fuel, Inc.
(307) 674-2145
Email: rkindle@next-fuel.com